Exhibit 10.1

SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is entered into between Niska Partners Management ULC (the “Company”), and Simon Dupéré (“Dupéré”).  Niska Holdings L.P., a Delaware limited partnership formerly known as Niska GS Holdings Canada, L.P. (“Holdings”) and Niska Gas Storage Partners LLC (the “MLP”) enter this Agreement for the purpose of acknowledging and agreeing to the provisions of Section 12 below.  The Company, Holdings, the MLP and Dupéré are sometimes collectively referred to herein as the “Parties.”

WHEREAS, Dupéré and the Company are parties to an Executive Employment Agreement dated as of April 24, 2012 (the “Employment Agreement”);

WHEREAS, Dupéré is party to a Restricted Unit Agreement dated as of October 18, 2006, by and among Niska GS Holdings I, L.P., Niska GS Holdings II, L.P., AECO Gas Storage Partnership (as amended, supplemented or modified, including, without limitation, by that certain Joinder Agreement executed by Dupéré dated March 4, 2010, the “Award Agreement”), which provides for, among other things, the obligation of Holdings to repurchase the Class B Units in Holdings held by Dupéré if Dupéré ceases to be employed by the Company in certain circumstances;

WHEREAS, Dupéré’s employment with the Company ended pursuant to his resignation, effective as of the Separation Date (as defined below);

WHEREAS, the Parties wish for Dupéré to receive certain separation pay and benefits from the Company, Holdings and the MLP, which separation pay and benefits are conditioned upon Dupéré’s entry into this Agreement in the time provided to do so and Dupéré’s compliance with his obligations hereunder; and

WHEREAS, the Parties wish to resolve any and all claims that Dupéré has or may have against the Company, Holdings, the MLP and the other Company Parties (as defined below) including, without limitation, any claims that Dupéré has or may have arising from or relating to (i) his ownership of any interest in any Company Party and (ii) his employment, or the end of his employment, with the applicable Company Parties.

NOW, THEREFORE, in consideration of a one-time payment to Dupere in the amount of $7,538,626.72 CDN in accordance with Articles 2, 12(a)(i), and 12(a)(ii) hereof, and in consideration of  the promises and benefits set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.             Separation from Employment.  The last day of Dupéré’s employment with the Company was May 6, 2014 (the “Separation Date”) and, as of the Separation Date, Dupéré was no longer an employee of the Company or any other Company Party (as defined below).   The Parties further acknowledge and agree that, as of the Separation Date, Dupéré (a) resigned as an officer or manager (as applicable) of the Company, Holdings, the MLP and each of their respective affiliates (as applicable), and (b) resigned from the Board of Directors of the Company, the Board of

Directors (or similar governing body) of each of the MLP and its managing member, from the Board of Supervisors of Holdings, from the board of directors (or similar governing body) of each of Holdings, the MLP’s and the Company’s respective affiliates (as applicable) and from the board of directors (or similar governing body) of any corporation, limited liability company, coöperatief or other entity in which Holdings, the MLP or the Company holds, directly or indirectly, an equity interest and with respect to which board (or similar governing body) Dupéré serves as the designee or other representative of the Company, Holdings, the MLP or any of their respective affiliates.

2.             Separation Payments.  If Dupéré executes this Agreement on or after the Separation Date and returns the executed Agreement to Jason Dubchak at #400, 607-8th Avenue SW, Calgary, AB, Canada (e-mail: jason.dubchak@niskapartners.com) on or before June 18, 2014, then provided that Dupéré satisfies the other terms and conditions set forth in this Agreement, the Company will pay to Dupéré on June 20, 2014 (a) a one-time payment in the amount of $961,442.31 ($1,010,000 CDN less $48,557.69 CDN already paid to Dupere in respect of statutory termination pay under the Alberta Employment Standards Code) less applicable withholdings and other deductions, which represents an amount equal to two times Dupéré’s Annual Base Salary (as defined in the Employment Agreement) as in effect immediately preceding the Separation Date (which amount is inclusive of any notice or termination payment required under the Alberta Employment Standards Code) and (b) the payments contemplated in Section 12(a) with respect to phantom units granted to Dupéré pursuant to the Niska Gas Storage Partners LLC Phantom Unit Performance Plan (the “PUPP”), less applicable withholdings and other deductions.

3.             Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations.  In entering into this Agreement, Dupéré expressly acknowledges and agrees that Dupéré has received all leaves (paid and unpaid) to which Dupéré was entitled during Dupéré’s employment and, as of the date that Dupéré executes this Agreement, Dupéré has received all wages and benefits, received all expense reimbursements and been paid all sums that Dupéré is owed by each Company Party.  Dupéré further acknowledges and agrees that he has no entitlement to any further sums from the Company or any other Company Party, including, but not limited to, any bonuses, LTIP Awards (as defined in the Employment Agreement), the Grant (as defined in the Employment Agreement), the Niska Gas Storage Partners LLC 2010 Long-Term Incentive Plan (the “LTIP”), vesting or settlement of any phantom units or other awards pursuant to the PUPP, or any award agreement entered into in connection therewith, or any other payments including any severance or notice payments other than the payments contemplated in Sections 2 and 12.  Except as otherwise expressly provided in Section 12(a), this Agreement extinguishes all rights, if any, that Dupéré may have, contractual or otherwise, relating to or arising out of the Employment Agreement, the Award Agreement, the LTIP, and the PUPP (or any award agreement entered into in connection therewith) and Dupéré acknowledges that, in entering this Agreement, all of the Company’s, Holdings, and the MLP’s obligations thereunder are deemed satisfied in full.  Notwithstanding anything in the preceding provisions of this Section 3 to the contrary, on or before the Company’s next regularly scheduled pay date after the Separation Date, Dupéré shall receive his final paycheck for all services provided through the Separation Date, which paycheck shall include all amounts owed for his base salary through the Separation Date.

4.             Affirmation of Restrictive Covenants.  Dupéré acknowledges and agrees that in connection with his employment with the Company, he has obtained information referred to in Section 5.6 of the Third Amended & Restated Limited Partnership Agreement of Holdings, dated as of February 15, 2011 (as the same may be amended, restated, supplement or modified from time to time (the “Holdings LPA”), Section 10(a) of the Employment Agreement and Section 8(m) of the Award Agreement (collectively, “Confidential Information”), that the Company Group would be vulnerable to any misuse of Confidential Information and that he has continuing obligations to the Company, Holdings, the MLP and their respective subsidiaries and affiliates (the “Company Group”) pursuant to Sections 10 and 11 of the Employment Agreement, Section 5.6 (or any successor provision or section) of the Holdings LPA and Section 8(m) of the Award Agreement.  In entering into this Agreement, Dupéré acknowledges the continued effectiveness and enforceability of Sections 10 and 11 of the Employment Agreement, Section 5.6 (or any successor provision or section) of the Holdings LPA and Section 8(m) of the Award Agreement and expressly reaffirms his commitment to abide by such provisions of the Employment Agreement, the Holdings LPA and the Award Agreement and covenants that he will abide by all such terms.

5.             Release of Liability for Claims.

(a)           For good and valuable consideration, Dupéré hereby forever releases, discharges and acquits the Company, Holdings, the MLP, their respective affiliates, and each of their respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, lawyers, heirs, predecessors, successors and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for any and all claims, actions or causes of action that Dupéré ever had or now has, whether known or unknown, against any Company Party existing up to the time that Dupéré executes this Agreement, including, without limitation, any claims relating to his employment with any Company Party or the termination of such employment, and any claims related to or arising from: (i) Dupéré’s ownership of any interest in Holdings, the MLP or any other Company Party; (ii) any claims under the Alberta Human Rights Act; (iii) any claims under any federal, provincial, state or local anti-discrimination or anti-retaliation law or wage and hour law; (iv) any other federal, provincial, state or local law, regulation or ordinance; (v) any public policy, contract, tort, or common law claim; (vi) any allegation for costs, fees, or other expenses including lawyer’s fees incurred in these matters; (vii) any and all rights, benefits or claims Dupéré may have under any employment contract (including the Employment Agreement), incentive compensation plan or equity-based plan of any Company Party (including the Award Agreement, the LTIP and the PUPP), the Holdings LPA, or to any ownership interest in any Company Party; and (viii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”).  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)           (b) Notwithstanding the foregoing, Dupéré does not waive his rights under Article 12 of the Employment Agreement and such rights are excepted from this Release. For greater clarity, excepted from this Release is any claim that Dupéré might have for indemnification for any claims made against him by third parties solely as a result of his position as a senior officer of the Company and any claim that Dupéré might have for indemnification pursuant to the provisions of any policy of insurance obtained by the Company for providing coverage for errors and omissions claims made against its officers and directors.

6.             Representation About Claims.  Dupéré represents and warrants that as of the date on which Dupéré signs this Agreement, he has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any federal, provincial, state or local court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date on which Dupéré signs this Agreement.  Dupéré further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights Dupéré has asserted or may have against any of the Company Parties with respect to any Released Claim.

7.             Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of Alberta without reference to the principles of conflicts of law thereof.

8.                                      Counterparts.  This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.                                      Amendment; Entire Agreement.  This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged.  This Agreement (and those other documents referenced herein) constitute the entire agreement of the Parties with regard to the subject matters hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, between Dupéré and any Company Party with regard to the subject matters hereof.

10.                               Dupéré’s Representations.  By executing and delivering this Agreement, Dupéré acknowledges that Dupéré has carefully read this Agreement and, in entering this Agreement, he is receiving consideration to which he was not otherwise entitled but for his entry into this Agreement.  Dupéré further represents that he fully understands the final and binding effect of this Agreement; the only promises made to Dupéré to sign this Agreement are those stated in this Agreement; and Dupéré is signing this Agreement knowingly, voluntarily and of Dupéré’s own free will, and that Dupéré understands and agrees to each of the terms of this Agreement.  Dupéré further acknowledges and agrees that he has received any and all notice periods to which he could have been entitled prior to his separation from employment and that he has voluntarily waived any and all longer consideration periods, and all revocation periods, to which he could have been entitled with respect to his consideration, signing and final acceptance of the terms of this Agreement.

11.                               Third-Party Beneficiaries.  Dupéré expressly acknowledges and agrees that each Company Party that is not a signatory to this Agreement shall be a third-party beneficiary of Dupéré’s obligations hereunder and entitled to enforce the provisions hereof as if it was a party hereto.

12.                               Phantom Units; Class B Units in Holdings.

(a)                                 Dupéré acknowledges and agrees that, immediately prior to the Separation Date, his account under the PUPP consisted of:

(i)                                     176,423 Vested Phantom Units (as defined in the PUPP), which will be redeemed by the MLP by paying to Dupéré, on June 20, 2014, an amount equal to $3,521,499.26 CDN; and

(ii)                                  311,604 Phantom Units, none of which had previously become Vested Phantom Units under the PUPP (the “Subject Phantom Units”) and 180,596 of which became Vested Phantom Units on the Separation Date in accordance with Section 7.1 of the PUPP, which Vested Phantom Units will be redeemed by the MLP by paying to Dupéré, on June 20, 2014, an amount equal to $3,055,685.15 CDN, which amount represents the FMV (as defined in the PUPP) of the Subject Phantom Units that became Vested Phantom Units on the Separation Date.

All of the remaining Subject Phantom Units that did not become Vested Phantom Units on the Separation Date in accordance with Section 7.1 of the PUPP (and all rights arising from such Subject Phantom Units and from being a holder thereof) were forfeited without consideration as of the Separation Date.  Dupéré acknowledges and agrees that, except as otherwise expressly contemplated in this Section 12(a), the MLP and the other Company Parties have satisfied all of their respective obligations, as applicable, under the PUPP and Dupéré waives all rights he has under the PUPP and the applicable award agreements thereunder related to the Subject Phantom Units.

(b)                                 Dupéré acknowledges and agrees that, as of the date on which he signs this Agreement, he holds 27,031 Class B Units in Holdings (the “Subject Class B Units”), he does not hold any other Class B Units in Holdings or in any Company Party and he does not hold any Class A Units in Holdings or in any Company Party (“Class A Units”) and Dupéré hereby waives all rights, claims, damages, or causes of action that he may have or has ever had with respect to any Class A Units.  Dupéré further acknowledges and agrees that, as of the Separation Date, the Fair Market Value (as defined in the Award Agreement) of the Subject Class B Units is $0.00 CDN and, accordingly, the Subject Class B Units (and all rights arising from such Subject Class B Units and from being a holder thereof) were forfeited without consideration as of the Separation Date. In entering this Agreement, Dupéré acknowledges, agrees and stipulates that the Company Parties have satisfied all obligations with respect to the Subject Class B Units and all obligations to Dupéré pursuant to the Award Agreement.

(c)                                  In entering into this Agreement, Dupéré stipulates that the Company Parties have satisfied all repurchase procedures of any nature set forth in the Award Agreement and any other agreements between Dupéré and Holdings or any other Company Party (the “Relevant Agreements”) and Dupéré waives any rights he may have under the Award Agreement and any other Relevant Agreement related to the valuation of the Subject Class B Units.  Dupéré further acknowledges and agrees that, as of the date he enters this Agreement, (i) he no longer owns any, and has no future rights to own or acquire, any ownership, equity or other interest in Holdings or any Company Party and (ii) is no longer a limited partner or member in Holdings or any Company Party and has no claim for profits or distributions of cash or other assets of Holdings or any Company Party.  For the avoidance of doubt, Dupéré acknowledges and agrees that he has no further rights pursuant to the Award Agreement, the Holdings LPA or any other Relevant Agreement.

13.                               Severability.  Any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

14.                               Dupéré’s Additional Representations.  By executing and delivering this Agreement, Dupéré expressly acknowledges and represents that:

(a)                                 He has carefully read this Agreement and has had sufficient time to consider it;

(b)                                 He has obtained independent legal advice or has been and hereby is advised in writing to discuss this Agreement with a lawyer of his choice and he has had adequate opportunity to do so prior to executing this Agreement;

(c)                                  He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated herein; and he is signing this

Agreement knowingly, voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement;

(d)                                 The only matters relied upon by him and causing him to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(e)                                  No Company Party has provided any tax or legal advice regarding this Agreement and he has had the opportunity to receive sufficient tax and legal advice from advisors of his own choosing such that he enters into this Agreement with full understanding of the tax and legal implications thereof.

15.                               Withholding of Taxes and Other Deductions.  The Company may withhold from all payments made pursuant to this Agreement all federal, provincial, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

16.                               References to Dollars.  All references to “dollars” or “$” herein refer to Canadian dollars.

17.                               Further Assurances.  Dupéré shall, and shall cause his affiliates, representatives and agents to, from time to time at the request of Dupéré or the Company and without any additional consideration, furnish Dupéré or the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of Dupéré or the Company, to carry out the provisions of this Agreement and to give effect to the transactions contemplated hereby.

18.                               Confidentiality. Except as may be required by law or court order or as may be necessary in an action arising out of this Agreement, Dupéré agrees not to disclose the existence or terms of this Agreement to anyone other than his immediate family, lawyers, tax advisors, and financial counselors, provided that Dupéré first informs them of this confidentiality clause and secures their agreement to be bound by it.  Dupéré understands and agrees that a breach of this confidentiality provision by any of these authorized persons will be deemed a material breach of this Agreement by Dupéré.

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Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Dupéré has executed this Agreement as of the dates set forth below, effective for all purposes as provided above.

/s/ Simon Dupéré
Simon Dupéré

Date:	6/18/2014

Niska Partners Management ULC

By:	/s/ Jason A. Dubchak
Name: Jason A. Dubchak
Title: Vice President, General Counsel & Corporate Secretary

Date:	6/18/2014

With respect to Section 12:

Niska Holdings L.P.

By:	/s/ Andrew W. Ward
Name: Andrew W. Ward
Title: Authorized Person

Date:	6/18/2014

Niska Gas Storage Partners LLC

By:	/s/ Jason A. Dubchak
Name: Jason A. Dubchak
Title: Vice President, General Counsel & Corporate Secretary

Date:	6/18/2014

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SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS